EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881, 333-132665 and 333-181837 on Form S-8 of our report dated February 27, 2014, except for Note 17, as to which the date is June 27, 2014, relating to the financial statements of First Cash Financial Services, Inc. as of December 31, 2013 and 2012, and for the three years in the period ended December 31, 2013, appearing in First Cash Financial Services, Inc.’s Current Report on Form 8-K dated June 27, 2014.

/s/ Hein & Associates LLP
Dallas, Texas
June 27, 2014